Free Writing Prospectus
Filed Pursuant to Rule 433
Dated November 19, 2009
Registration Statement No. 333-143316-10
LEADS: BARC/JPM/MS CO-MGRS: CS/HSBC S/G: LOOP/CASTLE **ALL POT**

CL	SIZE MM	WAL	M/S		PWIN	LGL	Pxg	COUP	$	%
A1	455.000	0.30	P	-1/A-1+	8	12/15/10	IL-1	0.29487	100.00000	0.29487
A2	328.000	0.99	Aaa/AAA		8	03/15/12	EDSF+35	0.80	99.99051	0.811
A3	602.000	1.99	Aaa/AAA		19	01/15/14	EDSF+45	1.51	99.98203	1.524
A4	197.300	3.24	Aaa/AAA		13	11/15/14	IS+70	2.42	99.99769	2.433

PRICING SPEED:	1.3% ABS
CLEAN-UP CALL:	5%
TALF ELIGIBLE?:	NO
EXPECTED PRICE:	Pxd
EXPECTED SETTLE:	11/30/09
CUSIPS:	A1 - 34529HAA1, A2 - 34529HAB9, A3 - 34529HAC7, A4 - 34529HAD5
OFFERING TYPE:	A1 (144A), A2/A3/A4 (PUBLIC)
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.